                                                                   Exhibit 10.7

                             PRIVATE LABEL AGREEMENT

     THIS PRIVATE LABEL AGREEMENT (this "Agreement") is made and entered into as of the 8th day of September, 1994, by and between APEX PC SOLUTIONS, INC., a Washington corporation ("Seller") and WRIGHT LINE, INC., a Massachusetts corporation ("Purchaser").

                                 R E C I T A L S

          Purchaser desires to purchase certain switching products (the "Products", as defined in SCHEDULE 1), which will be finished by Seller as private label products incorporating Purchaser's artwork and trademarks.

          Seller is willing to sell the Products to the Purchaser on the terms and conditions set forth herein.

     NOW, THEREFORE, the parties agree as follows:

                                A G R E E M E N T

          1. PURCHASE ORDERS. Seller shall sell Products to Purchaser in accordance with the terms of this Agreement. Purchaser shall place orders for Products on standard purchase order forms, however, purchase terms will be governed by this Agreement. The purchase price for the Products, including Purchaser's artwork, product packaging, and any user documentation relating to the Products, shall be as set forth in SCHEDULE 1 attached to this Agreement. The purchase price, together with all applicable shipping charges and taxes, if applicable, shall be payable in full to Seller within 30 days after Purchaser receives the invoice therefor. Purchaser shall pay a late payment charge of 1.5% per month, or the maximum rate permitted by applicable law, whichever is less, on any unpaid amount for each calendar month or fraction thereof that any payments are in arrears to Seller. Purchaser shall pay all taxes based on or in any way measured by this Agreement, the Products, or any rights or services related thereto, excluding taxes based on Seller's net income, but including any personal property taxes. Purchaser shall pay all expenses related to the artwork of Purchaser to be incorporated into the Products, and shall provide Seller with such artwork in a timely manner.

          2. TERM OF AGREEMENT. The initial term of this Agreement shall be twelve (12) months, commencing on the date first written above ("Effective Date"). This Agreement will be automatically renewed at the conclusion of the initial 12-month period for successive 12-month periods unless one of the parties indicates by written notice to the other party not less than thirty (30) days prior to the end of any such 12-month period that it does not intend to renew the Agreement. Notwithstanding the foregoing, the Agreement shall remain in full force and effect and shall be applicable to any purchase orders issued by Purchaser to Seller during the term of this Agreement until any and all obligations of the parties under such purchase orders have been fulfilled.

          3. PRICING. Prices for the Products are set forth in SCHEDULE 1 and shall be fixed for the initial 12-month period of the term of the Agreement. Sixty (60) days prior to the end of the initial term of the Agreement, and sixty
(60) days prior to the end of any subsequent term of this Agreement, Purchaser and Seller shall meet to review pricing and volume requirements for the following 12-month period of the Agreement. If Purchaser and Seller fail to reach agreement on mutually acceptable pricing and volume requirements for the following 12-month period, this Agreement shall terminate effective as of the end of the then current 12-month period of the Agreement.

          4.   VOLUME.

               a.   Purchaser shall purchase and Seller shall sell at least
    *    units of the Products for each   *   period of the initial 12-
month term of this Agreement.  If Purchaser purchases fewer than    *   units of
the Products in any 3-month period following the initial    *   period (i.e.,  *
, Seller shall no longer be bound by the restrictions of SECTION 17(a) of this Agreement. The provisions contained within this paragraph shall be Seller's sole remedy for failure of Purchaser to purchase minimum volumes herein.

               b.   If at any time following the initial    *   period of this
Agreement, Purchaser purchases fewer than any minimum volume of the Products required by this Agreement, Seller shall not be bound to sell the Products to Purchaser upon the terms set forth in this Agreement, and in particular, without limitation, shall not be bound by the restrictions of SECTION 17(a) of this Agreement. Purchaser shall, however, have the right to purchase the Products in
lot quantities of at least    *   units, at a price which is at least   *
below any private label price offered to a Competitor of Purchaser (as defined in SECTION 17(a)).

               c. If the failure of Purchaser to meet the minimum volumes provided in SECTION 4(a) is due to the failure of Seller to deliver such minimum
volumes for that    *    period, Purchaser shall not be required to purchase
minimum volumes for that   *   period.

* Subject to confidential treatment request; filed separately with the Securities and Exchange Commission

          5. DELIVERY. Purchaser shall advise Seller of Purchaser's desired mode of shipment, and Purchaser shall pay all costs associated with such mode of shipment. The Products shall be packaged in accordance with Seller's then current packaging specifications for the mode of shipment that Purchaser selects, and the cost of such packaging shall be included in the purchase price set forth on SCHEDULE 1. The Products shall be delivered F.O.B. Seller's shipping point and Purchaser thereafter assumes all risk of loss therefor.

          6. TITLE. Upon shipment, title to the Products shall vest in Purchaser. Title in and to any user documentation and maintenance documentation shall remain solely in Seller. subject to the payment of the purchase price set forth in SCHEDULE 1, Purchaser shall only obtain a nonexclusive license to distribute the user documentation to customers who purchase the Products from Purchaser.

          7. MARKETING. Purchaser shall use its best efforts to actively market and distribute the Products through Purchaser's existing sales organization and distribution channels. Any sale, marketing, advertising or distribution of the Products by Purchaser or its agents shall be in compliance with Seller's UL, TUV and CUL requirements.

          8. WARRANTY. Seller warrants that, under normal use and service, the Products shall be free from defects in material and workmanship for a period of one year after shipment of the Products to Purchaser's customers. The foregoing warranty shall not be transferrable to customers who purchase the Products from Purchaser. If the Products fail to meet the warranties of this
Section 8 and Purchaser gives Seller notice thereof during the applicable warranty period, Seller's sole obligation shall be to correct the failure by repair, replacement, or credit for the purchase price of the Products, as determined in Seller's sole discretion.

     EXCEPT AND TO THE EXTENT EXPRESSLY PROVIDED IN THIS SECTION 8 AND IN LIEU OF ALL OTHER WARRANTIES, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND IN NO EVENT SHALL ANY WARRANTIES UNDER THIS AGREEMENT EXTEND, IN WHOLE OR IN PART, TO CUSTOMERS WHO PURCHASE THE PRODUCTS FROM PURCHASER.

     Seller shall not be liable to Purchaser for the warranty provisions of this
SECTION 8 if:

               a. Modifications are made to the Products by someone other than Seller;

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               b.   Attachments, features or devices (other than AT, PS2 or
compatible computers) are employed on the Products that are not supplied by Seller or not approved in writing by Seller; or

               c.   The products are subject to misuse or abuse.

          9.   MAINTENANCE SERVICES AND TECHNICAL SUPPORT.  During the term
hereof and for a period of   *   after any expiration, termination, or
cancellation of this Agreement, Seller shall offer maintenance services and technical support to customers who purchase the Products from Purchaser. Purchaser shall forward all calls requesting maintenance services or technical support to Seller. Seller's personnel will identify themselves to customers of Purchaser as being associated with Purchaser. Seller will notify Purchaser if replacements for the Products are needed and if so, Purchaser will ship such Products directly to the customers of Purchaser. Seller and Purchaser shall cooperate and negotiate in good faith to arrive at a mutually acceptable rate schedule for out of warranty repairs.

          10.  TRAINING.  Seller shall provide   *   of training in the use
and maintenance of the Products, at times which are mutually acceptable to Seller and Purchaser, at any of Purchaser's sites in the United States, as determined by Purchaser. Seller shall be responsible for providing appropriate instructional materials as part of the training. Purchaser shall not be required to pay for the training sessions, but Purchaser shall reimburse Seller for all living expenses of Seller's personnel in connection with the training sessions. Such reimbursement shall be paid by Purchaser within ten days after submission of an invoice therefor to Purchaser. Seller shall pay for the travel expenses of Seller's personnel in connection with the training sessions.

          11.  TERMINATION.

               a. Seller may terminate this Agreement at any time by written notice in the event Purchaser:

                    (i) Fails to comply with any material provision of this Agreement, and, in the case of a breach which is capable of remedy fails to remedy same within thirty (30) days of receipt of written notification of said breach; or

                    (ii) Becomes insolvent or makes an assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of all or a part of the Purchaser's assets and such condition is not cured within thirty (30) days.

* Subject to confidential treatment request; filed separately with the Securities and Exchange Commission

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               b.   Purchaser may terminate this Agreement at any time by
written notice in the even Seller:

                    (i) Fails to comply with any material provision of this Agreement, and fails to remedy same within thirty (30) days of receipt of written notification of said breach; or

                    (ii) Becomes insolvent or makes an assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of all or a part of the Seller's assets and such condition is not cured within thirty (30) days.

               c.   Either party may terminate this Agreement in accordance with
SECTION 2 or SECTION 3 of this Agreement.

          12. LIMITATION OF LIABILITY. IN NO EVENT SHALL SELLER BE LIABLE TO PURCHASER OR CUSTOMERS OF PURCHASER FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF, EVEN IF SELLER HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. SELLER'S LIABILITY, IF ANY, TO PURCHASER OR TO THE CUSTOMERS OF PURCHASER HEREUNDER SHALL IN NO EVENT EXCEED THE TOTAL OF THE AMOUNTS PAID TO SELLER HEREUNDER BY PURCHASER.

          13. RESALE TERMS AND CONDITIONS. Purchaser's sale of the Products to customers shall be on terms and conditions which are consistent with Paragraph 19 of this Agreement which restricts Purchaser's sale of Products to customers.

          14. NOTICES. Any notice given under this Agreement shall be in writing and shall be effective when delivered personally or deposited in the mail, postage pre-paid and addressed to the parties at their respective address as set forth below, or at any, new address subsequently designated in writing by either party to the other:

          If to Seller:       Apex PC Solutions, Inc.
                              4850-150th Avenue N.E.
                              Redmond, Washington 98052
                              Attn:  Kevin Hafer

          If to Purchaser:    Wright Line, Inc.
                              160 Gold Star Boulevard
                              Worcester, Massachusetts 01606
                              Attn:  Philip T. Burkart

          15. PROPRIETARY RIGHTS. All right, title and interest in and to any copyright, patent, trademark, trade secret or other intellectual or proprietary rights in the Products are the sole,

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confidential and exclusive property of Seller, other than any artwork provided by Purchaser to be incorporated into the Products. No right, title or interest therein or thereto shall be acquired by Purchaser by virtue of this Agreement other than as expressly provided herein. Seller shall defend or settle, at its own expense, any cause of action or proceeding brought against Purchaser which is based solely on a claim that the products infringe any existing United states patent or copyright. Seller shall indemnify and hold Purchaser harmless against any final judgment that may be awarded by a court of competent jurisdiction against Purchaser as a result of the foregoing, including any award of attorneys' fees; provided, however, that Purchaser shall give Seller prompt written notice of such claim and provide Seller with all reasonable cooperation and information in Purchaser's possession.

     If a claim is made that the Products infringe any issued or enforceable patent, trademark, trade secret, copyright or other intellectual property right or if Seller believes that a likelihood of such a claim exists, Seller may procure for Purchaser the right to continue using the Products, modify the Products to make them noninfringing, replace the Products with noninfringing products of similar capability, or remove the Products and refund the purchase price thereof.

     Seller shall not be liable to Purchaser for any claim of infringement pursuant to this SECTION 15 if such claim is based on modifications made to the Products by someone other than Seller.

     Seller's foregoing indemnity and obligation shall in no event extend, in whole or in part, to the customers purchasing the Products from Purchaser. The foregoing sets forth the entire liability of Seller to Purchaser and its customers for the infringement of proprietary rights by the Products or any portion' thereof.

     Purchaser shall retain all right, title and interest in and to any trademark, tradename, and any other property and artwork provided to Seller in connection with this Agreement. Seller shall not use such property other than as expressly provided herein. Purchaser shall indemnify and hold Seller harmless against any claim brought against Seller based upon a claim that the artwork provided by Purchaser infringes the proprietary rights of any third parties.

          16.  CONFIDENTIAL INFORMATION.

               a. Each party recognizes that pursuant to this Agreement, it may receive information from the other party which

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is confidential.  To the extent that such confidential information
("Information") is disclosed in furtherance of this Agreement or any purchase order issued hereunder, such Information shall be so disclosed pursuant to the minimum terms and conditions listed below.

               b. Information disclosed that is considered in good faith by the disclosing party as confidential and/or proprietary shall be clearly marked as "confidential" or "proprietary." Information not easily marked including Information orally disclosed shall be summarized in writing and designated confidential by the disclosing party within thirty (30) days of its disclosure. However, all Purchaser's customers' names learned by Seller shall be treated as confidential regardless of source.

               c.   Both parties agree that the party receiving Information will
maintain such Information in confidence for a period of   *   from the date of
disclosure of such Information, provided that Information which does not relate directly to the Products, such as customer lists and distribution methods, shall be held in confidence indefinitely.

               d. Each party shall protect the other party's Information to the same extent that it protects its own confidential and proprietary Information and shall take all reasonable precautions to prevent unauthorized disclosure to third parties.

               e. The parties acknowledge that the unauthorized disclosure of such information will cause irreparable harm. Accordingly, the parties agree that the injured party shall have the right to seek immediate injunctive relief in joining such unauthorized disclosure.

               f. This provision shall not apply to information known to the receiving party at the time of receipt from the other party, generally known or available to the public through no act or failure to act by the receiving party, furnished to third parties by the disclosing party without restriction or disclosure, or furnished to the receiving party by a third party-as a matter of right and without restriction or disclosure.

               g. Immediately upon termination of this Agreement or at the request of the other party, each of the parties shall promptly return all materials in its possession containing Information of the other party.

* Subject to confidential treatment request; filed separately with the Securities and Exchange Commission

          17.  SELLER'S AGREEMENT  *

               a.   Provided Purchaser meets the minimum purchase requirements
of this Agreement, Seller agrees that it will not   *   as Seller and Purchaser
agree to in writing *.

               b.   Seller retains the right to  *  .

               c.   Seller retains the right without restriction to  *  .

          18.  PURCHASER'S AGREEMENT   *   .  Purchaser agrees that
during the term of this Agreement and for   *   years after this Agreement is
terminated for any reason, Purchaser shall not, directly or indirectly, (a)   *
, or (b)    *   of Seller.  If the Seller fails to comply with any material provision of this Agreement, and, in the case of a breach which is capable of remedy, fails to remedy same within thirty (30) days of receipt of written notification of said breach, and if Purchaser is thereby entitled to and does terminate this Agreement as a result of Seller's default, Purchaser shall no longer be bound by the provisions of this SECTION 18.

          19. COMPLIANCE WITH LAWS. Seller and Purchaser shall comply with all applicable laws, regulations, rules, orders, and other requirements, now or hereafter in effect, of governmental authorities having jurisdiction. Without limiting the generality of the foregoing, Purchaser shall comply with all such requirements relating to the import, export, or re-export of the Products or any other items subject to this Agreement (including; but not limited to, the requirements under the U.S. Export Administration Act, Regulations of the Department of Commerce or its successors, executive orders, and other export controls of the United States of America). Purchaser shall not export or re-

* Subject to confidential treatment request; filed separately with the Securities and Exchange Commission export, or authorize or permit the export or re-export of, any such items to any Restricted Country (as defined below) without first obtaining the permission of the United States Office of Export Administration or its successors. A "Restricted Country" shall mean any country to which export or re-export of the Products is prohibited without first obtaining the permission of The United states Office of Export Administration or its successor, and includes, without limitation, Libya, Cuba, and North Korea.

          20.  MISCELLANEOUS.

               a. Any obligations and duties which by their nature extend beyond the expiration or earlier termination of this Agreement shall survive any such expiration or termination and remain in effect.

               b. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be enforced to the fullest extent permitted by applicable law and the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.

               c. Any waiver of any kind by a party of a breach of this Agreement must be in writing. Shall be effective only to the extent set forth in writing and shall not operate or be construed as a waiver of any subsequent breach.

               d. This Agreement shall be construed under and governed by the laws of the State of Washington. The parties agree that King County, Washington, shall be the proper forum for any action brought under this Agreement.

               e. This Agreement contains the entire agreement of Seller and Purchaser with regard to the subject matter of this Agreement. This Agreement entirely supersedes and replaces that certain letter of intent dated July 5, 1994.

               f. Neither party may assign its rights or obligations under this Agreement without the other party's prior written consent.

               g. The provisions of this Agreement are for the benefit of the parties hereto and not for any other person.

               h. Both parties are acting in separate capacities and not as employees, partners, joint venturers, associates, or agents of one another. With regard to the performance of this Agreement, each party acknowledges that it


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does not have the authority to act for or in the name of the other party or to commit the other party in any manner whatsoever. The employees or agents of one party shall not be deemed or construed to be the employees or agents of the other party for any purpose whatsoever.

     DATED as of the date first above written.

                                        WRIGHT LINE INC., a Massachusetts
                                        corporation



                                         By /s/ Philip T. Burkart
                                            ---------------------------------
                                             Its President


                                        APEX PC SOLUTIONS, INC., a
                                        Washington corporation



                                        By /s/ Kevin J. Hafer
                                           ----------------------------------
                                             Its General Manager


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

                                   SCHEDULE 1

     1. PRODUCTS. The products consist of (a) Seller's 8 port desktop concentrator unit, EL-81DT, as finished with Purchaser's artwork and trademarks,
(b) Seller's 7' Cable Set, and (c) Seller's 12' Cable Set.

     2. PRICING. The price of the Products shall depend on the volume ordered by Purchaser, as follows:


                                           *           *            *
PRODUCT                  LIST PRICE     PER MONTH   PER MONTH   PER MONTH
--------------------------------------------------------------------------
 8 Port Switch              *              *           *            *
 7' Cable Set               *              *           *            *
 12' Cable Set              *              *           *            *


                                       11

* Subject to confidential treatment request; filed separately with the Securities and Exchange Commission

November 20, 1996



Mr. Peter Fink
Vice President
Wright Line Corporation
160 Gold Star Boulevard
Worcester, Massachusetts  01606

Dear Peter,

     Pursuant to our conversation regarding market changes and price reductions on LMS four and eight port switches, Apex PC Solutions, Inc. can make the following announcement. Effective immediately, unit price of the LC94-M2 and
LC98-M2 will be   *   to   *   and   *   respectively.

     Open Wright Line orders will be adjusted to reflect new prices prior to shipment. New orders will be accepted at the lower price and in accordance with
all aspects of the existing contract in force and our    *    volume agreement.
In addition, please use this letter to confirm the previously offered price of
*   for Wright Line cable number LC97-MM (std. 12 ft. cable).

     Apex intends to publish a competitive analysis of competitive product as a sales aid and a duplicate copy will be sent to Wright Line. Recent price moves in the market represent unique challenges to Apex and its OEM customers. It is important to note that Apex is acutely aware of the changing market and will act accordingly to insure that our products address the marketplace.

Sincerely,



Chris Sirianni
Vice President, Sale & Marketing

cc   Dave Kinsley, Wright Line
     Kevin Hafer
     Mike Neiertz


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* Subject to confidential treatment request; filed separately with the
  Securities and Exchange Commission